IMS UPDATE FEBRUARY 2010

This presentation contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995.

These statements present management's expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance.

The discussions in this presentation, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties.

There are a number of factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking statements. Such factors are detailed in the Company’s latest Form 10/A as filed with the Securities and Exchange Commission on July 29, 2009, as further amended, and subsequent reports filed with the Securities and Exchange Commission.

Each forward-looking statement contained in this presentation is specifically qualified in its entirety by the factors identified in the foregoing documents.

The Company further cautions that the important factors identified in the foregoing documents are not exclusive. Readers should not unduly rely on any estimates, projections or other forward-looking statements or data contained herein to reach conclusions or make any investment decisions.

This discussion is not intended to serve as an indicator of the Company’s future operations or financial performance or serve as a guide for investing in the Company.

The forward-looking statements contained in this presentation are made as of the date hereof and the Company does not assume any obligation to update the reasons why actual results could differ materially from those projected in the forward-looking statements.

Market Update

Charter rates fell in 2009, due to the weakness of the world economy, the decline in the price of oil at the end of 2008 and because credit was not available for the 2nd tier oil companies for exploration drilling activities.

This was evident to us at IMS, with the chartering activities of our first three ships that were delivered in 2009.

In the fall of 2008 we had a tentative contract to charter our first ship, the Atlantis, at $50,000 a day for the first year. In early January of 2009 prior to our delivery and commencement of work in Egypt, British Petroleum renegotiated the price of this contract to $40,000 a day.  This is because during the time period between November 2008 and January 2009, the stock market declined and at times oil closed at $40 per barrel.

Subsequently we chartered our 2nd ship the Challenger in Mexico for $43,000 a day.

Both of these contracts in the last 90 days have been renewed at $36,000 a day. This $36,000 a day appears to be within the market rate of what similar ships our size are chartering for at this time.  This is good because our breakeven point to pay all the operating expenses and debt service is estimated at $30,000 a day.

Charter rates are impacted by the relationship and history of the operator with the oil companies, the price and demand for oil in the long term and the ability of the oil companies to get credit to do exploratory drilling for new oil.

We do not believe that long term demand for oil has changed; the price appears to have stabilized above $60 a barrel, which we believe is a price that allows deep water oil exploration to be profitable.  With increasing prices of oil the common question we receive is why are not charter rates increasing for our AHTS ships?

In the short term this is more complex than just the long term demand and price of oil. The delivery schedule of our size ship shows that 80 additional ships of our size will be delivered this year prior to the Maritime Pollution Treaty requirements going forward for “clean design” or double hulled ships.

We believe that these requirements will present a barrier to build new ships of our capabilities due to a higher cost to build these clean design ships, which could require as much as an additional $20 million over our cost that we paid for the ships.  However, the high number of new vessels being delivered could result in increased competition for charters of similar vessels in the short term.

The order book also shows more drilling rigs being built this year and next year which should increase demand for employment for our size ships. However, due to credit issues in the world, some of these deliveries are delayed or cannot get funding for their designated projects. The investment into these rigs was made with knowledge of the demand for deep water oil exploration. We believe that this demand has not changed but has been delayed due to these financial concerns. This has an impact on us.

The confluence of these events has caused the market for the chartering of our ships to weaken over previous charter rates. We expect to see the absorption of the new fleet and increasing demand over the next two years, assuming the continued improvement of the world economy and credit markets.

Our first goal is to complete the building of the entire fleet, and its employment in the current market at rates that exceed our breakeven point.

CURRENT EMPLOYMENT

The Atlantis, which is our first AHTS ship, was delivered in February of last year and is working in Egypt with British Petroleum, who renewed our contract at a rate of $36,000 a day.

Challenger, our second AHTS ship, is working in Mexico with Pemex who renewed our contract at a rate of $36,000 a day.

Columbia, our third AHTS ship, is working in India for Gazprom for a 90 day contract with two 90 day extensions at a rate of $18,000 a day. This low rate was accepted to get the initial business with Gazprom and position our ship for future work at a higher rate in India.

The Discovery, our fourth AHTS ship, was delivered Wednesday and we are reviewing employment opportunities for this ship.

DELIVERY OF SHIPS

We have 8 more ships scheduled to be delivered within the next six months.  All of our energy is focused on securing delivery of the vessels and finding suitable charters for these vessels. Within the current market the key is our initial positioning of the fleet around the world in markets that will have increasing demand in the future. It costs upwards of $ 1 million dollars to position the ship. The positioning of the ships and the initial charter rates obtained are both critical to the future profitability of the fleet.

Three of the ships to be delivered are owned by Family Legacy Trust Company (FLTC), but are subject to a pooling of revenue agreement, and a fleet mortgage that covers the debt of the entire fleet. Charter rates realized in the next six months, will impact our working capital, redemptions of debt and profitability. The employment of all the ships has an impact on both IMS and FLTC.

FINANCING

IMS has contributed equity of 41 million Euros to the equity of its nine AHTS ships. Hartmann has provided another 10 million Euros as a loan to us for completion of our 75% equity interest in two of these ships.  This leveraging of our equity can have a positive impact on our profitability and our share of the equity built up in each vessel with the payment of the underlying mortgage particularly if charter rates improve.  The servicing of this debt, when the charter rates are near breakeven, uses some of our operating profits to service this debt while the loan is outstanding.

We continue to pursue with the Italian Import Export bank, SACE, an increase of the amount of their guarantee of the senior debt with the senior lender NORDLB.  If obtained, this would have the impact of amortizing our remaining equity, some of which has been advanced to us by the Hartmann’s for a five year period, over a longer term, with less impact on our profitability and cash position and would provide additional working capital for our ships.  We hope this will be concluded in the next 90 days, but have no assurance of obtaining the additional loan facility.

OUTLOOK FOR THE NEXT TWELVE MONTHS

Charter rates currently appear high enough to pay operating costs and debt service.  The success of chartering activities in the next six months will impact our ability to breakeven, make a profit and preserve our working capital.

Obtaining additional financing by additional guarantees of SACE should have a positive impact on our long term equity in the ships and would provide more working capital to weather any short term downturn in the market.

As a result of debt payments, our equity in each ship increases by about 3 million Euros per year.  For example we have had the Atlantis for a year and we have paid down its debt by approximately 3 million Euros.  Based upon recent third party appraisals, our ships have retained their value of what we paid for them.

For example paying 3 million Euros a ship in debt per year or 27 million Euros for our nine ships, our 75% share of the additional equity earned would be approximately 20 million Euros per year.  With a 42 million Euro investment, and the ships retaining their initial values, this would be a significant accumulation of equity being earned with the pay down of debt alone.

Everyone’s favorite question is when will I receive a dividend check from my investment?

Dividends can only be paid after all operating costs and debt service.  Additionally dividends are subject to loan covenants that require working capital to be on hand to pay costs and reserve money for future debt service.  We will be able to forecast when a dividend might be paid, once all the ships are built, employed at charter rates that are profitable, and we see what levels of working capital are present to meet our loan covenants. We will not know this information until September of 2010 at the earliest, because we don’t finish building the ships until then.

We do not expect to pay a dividend in the next twelve months.

We believe our long term outlook is favorable if rates continue to increase and as we continue to pay down our debt, which would cause our equity in the vessels to increase at a significant rate.  Our leveraging of our equity in almost a two to one ratio, could yield significant advantages to us in the future.

Thank you for your time and support of IMS.